Exhibit 99.1

NIC Earns 13 Cents Per Share in Fourth Quarter 2015; Achieves High End of Annual Earnings Guidance

2016 guidance reflects continued strong organic growth of core business

OLATHE, Kan.--(BUSINESS WIRE)--February 4, 2016--NIC Inc. (NASDAQ: EGOV), the dominant provider of eGovernment services, today announced net income of $9.0 million and earnings per share of 13 cents on total revenues of $71.2 million for the three months ended December 31, 2015. In the fourth quarter of 2014, the Company reported net income of $8.3 million and earnings per share of 12 cents on total revenues of $66.0 million.

Fourth Quarter 2015 Performance

Fourth quarter 2015 portal revenues were $66.4 million, a 7 percent increase over the fourth quarter of 2014. On a same state basis, portal revenues increased 8 percent over the prior year quarter. Revenues from same state Interactive Government Services (IGS) increased 11 percent during the current quarter due to a variety of services, including vehicle registrations, property taxes, and professional licensing. Same state transaction-based revenues from Driver History Record (DHR) services rose 5 percent over the fourth quarter of 2014 due primarily to a DHR monitoring service in one state, which became effective in the second quarter of 2015, and a price increase in another state, which became effective in the first quarter of 2015. Same state software development revenues decreased 9 percent, as the Company cycled against a stronger quarter of project-based, time and materials revenues in the prior year quarter.

Software & services revenues were $4.7 million, up 22 percent from the fourth quarter of 2014, driven by an increase in revenues from the federal Pre-employment Screening Program and a new payment processing service for the City of Portland.

NIC’s operating income increased 9 percent to $14.1 million for the current quarter, while NIC’s operating income margin was 20 percent in both the current and prior year quarters.

The Company’s effective tax rate in the current quarter was 36 percent, and includes a favorable benefit related to the full-year effect of the federal research & development tax credit for the 2015 tax year. Legislation making the tax credit permanent was signed into law during the fourth quarter of 2015. The tax rate in the prior year quarter was also 36 percent.

Operational Highlights

During the fourth quarter of 2015, the State of Nebraska signed a new three-year contract with the Company after a competitive re-bid to continue operating the state’s official web portal and digital government services. The agreement also includes two, one-year renewal options the State may exercise to extend the contract through April 2021.

Also, during the fourth quarter, the State of Hawaii extended its contract with the Company for an additional three years, taking the agreement through January 2019. In addition, the State of Mississippi recently extended its contract with the Company for two years, taking the agreement through December 2017.

“I am pleased with our fourth quarter 2015 financial results as once again, our core business produced solid organic growth,” said Harry Herington, NIC’s Chief Executive Officer and Chairman of the Board. “In addition, I truly appreciate the confidence the States of Nebraska, Hawaii, and Mississippi continue to place in NIC.”

Full-Year 2015 Performance

Fiscal year 2015 total revenues rose 7 percent to $292.4 million, and portal revenues grew 7 percent to $273.5 million. Portal revenue growth in 2015 was driven by new IGS services in several states, DHR price increases in three states and DHR volume growth across several states. On a same state basis, portal revenues were 8 percent higher than in 2014, with same state IGS transactional revenues up 11 percent for the year, and same state DHR revenues growing 5 percent. Same state time & materials revenues relating to portal software development decreased 8 percent for the year.

Software & services revenues for the full year were $18.9 million, up 15 percent from 2014, driven by an increase in revenues from the federal Pre-employment Screening Program and new payment processing services.

Operating income increased 7 percent to $67.3 million for the year. NIC’s operating income margin was 23 percent in both the current and prior year.

NIC earned 63 cents per share in 2015, up from 59 cents in 2014, meeting the high end of the Company’s 2015 earnings guidance.

On November 2, 2015, NIC’s Board of Directors declared a special cash dividend of 55 cents per share, which was paid to stockholders on January 4, 2016. NIC used a total of $36.5 million of its cash reserves to pay the special dividend.

“Our 2015 financial results were solid and in line with the growth we anticipated,” said Steve Kovzan, NIC’s Chief Financial Officer. “Our business operated exactly as it was designed, as we launched hundreds of new digital government services that produced recurring transactional revenues, steady organic revenue growth, and strong cash flow, of which we were again able to return a significant portion to stockholders in the form of a special cash dividend.”

Full-Year 2016 Outlook

For fiscal year 2016, NIC currently expects total revenues of $303.0-316.0 million, with portal revenues ranging from $283.5-295.5 million and software & services revenues ranging from $19.5-20.5 million. The Company also currently expects earnings per share to range from 64-68 cents. Capital expenditures are currently expected to range from $7-8 million, and capitalized internal use software development costs to range from $2-3 million.

“The upper end of our financial guidance reflects consistent same state revenue growth and gross profit and operating margins comparable to recent historical averages,” said Steve Kovzan, NIC’s Chief Financial Officer. “We also currently expect incremental revenue contributions from the Louisiana portal following the anticipated completion of the pilot phase in the second half of the year, pending the state’s approval.”

The Company’s projections do not include revenues or costs from any unannounced contracts.

Fourth Quarter Earnings Call and Webcast Details

On February 4, 2016, the Company will host a call to discuss its 2015 fourth quarter and year-end financial and operational results and to answer questions from the investment community. The call may also include a discussion of Company developments, and forward-looking and other material information about business and financial matters.

Dial-In Information

Thursday, February 4, 2016 4:30 p.m. (EST) Conference ID: 7245652 Call bridge: 888-329-8893 (U.S. callers) or 719-325-2495 (international callers)
Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer
Robert Knapp, Chief Operating Officer

Webcast Information

To sign in and listen: The Webcast system is available at http://www.egov.com/investor-relations.

A replay of NIC’s fourth quarter earnings call will be available by visiting http://www.egov.com/investor-relations.

About NIC

Founded in 1992, NIC Inc. (NASDAQ: EGOV) is the nation's leading provider of official government websites, online services, and secure payment processing solutions. The Company's innovative eGovernment services help make government more accessible to everyone through technology. The family of NIC companies provides eGovernment solutions for more than 3,500 federal, state, and local agencies in the United States. Forbes has named NIC as one of the “100 Best Small Companies in America” six times, and the Company has been included four times on the Barron’s 400 Index. Additional information is available at http://www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements included in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include estimates, projections, the expected length of contract terms, statements relating to the Company’s business plans, objectives and expected operating results, and the assumptions upon which those statements are based. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements, including regional or national business, political, economic, competitive, social and market conditions, including various termination rights of the Company and its partners, the ability of the Company to renew existing contracts, and to sign contracts with new states and federal government agencies, as well as possible data security incidents. You should not rely on any forward-looking statement as a prediction or guarantee about the future. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the sections titled “Risk Factors” and “Caution About Forward-Looking Statements” of the Company’s most recent Forms 10-K and 10-Q filed with the SEC. These filings are available at the SEC's website at www.sec.gov. Any forward-looking statements made in this release speak only as of the date of this release. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

NIC INC. FINANCIAL SUMMARY (UNAUDITED) Thousands except per share amounts and percentages

	Three months ended		Twelve months ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Portal revenues	$66,436	$62,149	$273,502	$255,744
Software & services revenues	4,723	3,869	18,874	16,353
Total revenues	71,159	66,018	292,376	272,097
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	42,799	39,985	168,166	156,185
Cost of software & services revenues, exclusive of depreciation &
amortization	1,456	1,259	5,432	4,784
Selling & administrative	11,166	9,491	43,098	38,937
Depreciation & amortization	1,673	2,358	8,385	9,177
Total operating expenses	57,094	53,093	225,081	209,083
Operating income before income taxes	14,065	12,925	67,295	63,014
Income tax provision	5,081	4,634	25,316	23,956
Net income	$8,984	$8,291	$41,979	$39,058

Basic net income per share	$0.13	$0.12	$0.63	$0.59
Diluted net income per share	$0.13	$0.12	$0.63	$0.59

Weighted average shares outstanding:
Basic	65,622	65,302	65,555	65,224
Diluted	65,716	65,363	65,640	65,278

Key Financial Metrics:
Revenue growth - outsourced portals	7%	8%	7%	9%
Same state revenue growth - outsourced portals	8%	8%	8%	8%
Recurring portal revenue as a % of total portal revenues	96%	96%	96%	95%
Gross profit % - outsourced portals	36%	36%	39%	39%
Revenue growth - software & services	22%	12%	15%	16%
Gross profit % - software & services	69%	67%	71%	71%
Selling & administrative expenses as a % of total revenues	16%	14%	15%	14%
Operating income as a % of total revenue	20%	20%	23%	23%

Portal Revenue Analysis:
IGS transaction-based	$38,846	$34,975	$155,164	$139,716
DHR transaction-based	23,786	22,565	101,506	95,753
Portal software development	2,529	2,789	11,187	12,205
Portal management	1,275	1,820	5,645	8,070
Total portal revenues	$66,436	$62,149	$273,502	$255,744

NIC INC. CONSOLIDATED BALANCE SHEETS (UNAUDITED) Thousands except par value amount

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash	$98,388	$87,983
Cash restricted for payment of dividend	36,456	-
Trade accounts receivable, net	80,362	57,468
Prepaid expenses & other current assets	12,584	11,502
Total current assets	227,790	156,953
Property and equipment, net	9,333	12,247
Intangible assets, net	2,267	2,394
Deferred income taxes, net	1,421	-
Other assets	426	446
Total assets	$241,237	$172,040

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$61,133	$41,402
Accrued expenses	20,986	19,751
Dividend payable	36,456	-
Other current liabilities	2,597	2,902
Total current liabilities	121,172	64,055

Deferred income taxes, net	-	497
Other long-term liabilities	4,259	3,350
Total liabilities	125,431	67,902

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized,
65,637 and 65,303 shares issued and outstanding	7	7
Additional paid-in capital	100,929	94,690
Retained earnings	14,870	9,441
Total stockholders' equity	115,806	104,138
Total liabilities and stockholders' equity	$241,237	$172,040

NIC INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)
Thousands

			Additional
	Common Stock		Paid-in
	Shares	Amount	Capital	Retained Earnings	Total
Balance, January 1, 2015	65,303	$7	$94,690	$9,441	$104,138
Net income	-	-	-	41,979	41,979
Dividends declared	-	-	-	(36,456)	(36,456)
Dividend equivalents on performance-based
restricted stock awards	-	-	-	(159)	(159)
Dividend equivalents cancelled upon forfeiture of
performance-based restricted stock awards	-	-	18	65	83
Restricted stock vestings	365	-	74	-	74
Shares surrendered and cancelled upon vesting of restricted
stock to satisfy tax withholdings	(106)	-	(1,839)	-	(1,839)
Stock-based compensation	-	-	6,441	-	6,441
Tax deductions relating to stock-based compensation	-	-	412	-	412
Shares issuable in lieu of dividend payments on unvested
performance-based restricted stock awards	-	-	2	-	2
Issuance of common stock under employee stock purchase plan	75	-	1,131	-	1,131
Balance, December 31, 2015	65,637	$7	$100,929	$14,870	$115,806

NIC INC. CASH FLOW SUMMARY (UNAUDITED) Thousands

	Three months ended		Twelve months ended
	December 31,		December 31,
	2015	2014	2015	2014

Cash flows from operating activities:
Net income	$8,984	$8,291	$41,979	$39,058
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	1,673	2,358	8,385	9,177
Provision for losses on accounts receivable	217	148	290	414
Stock-based compensation expense	1,056	1,536	6,441	6,104
Deferred income taxes	(107)	2	(3,815)	(2,461)
Loss on disposal of property and equipment	72	28	98	175
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts receivable, net	(1,958)	4,282	(23,184)	(5,064)
(Increase) decrease in prepaid expenses & other current assets	(2,858)	(665)	815	1,631
(Increase) decrease in other assets	7	(94)	20	(156)
Increase (decrease) in accounts payable	5,898	(77)	19,731	2,325
Increase (decrease) in accrued expenses	242	354	(605)	(3,449)
Increase (decrease) in other current liabilities	127	224	(305)	2,628
Increase in other long-term liabilities	434	299	908	901
Net cash provided by operating activities	13,787	16,686	50,758	51,283
Cash flows from investing activities:
Purchases of property and equipment	(1,196)	(1,393)	(4,453)	(5,381)
Proceeds from sale of property and equipment	1	-	4	-
Capitalized internal use software development costs	(368)	(408)	(992)	(1,479)
Net cash used in investing activities	(1,563)	(1,801)	(5,441)	(6,860)
Cash flows from financing activities:
Cash dividends on common stock	-	(32,977)	-	(32,977)
Cash restricted for payment of dividend	(36,456)	-	(36,456)	-
Proceeds from employee common stock purchases	-	-	1,131	1,107
Tax deductions related to stock-based compensation	177	120	413	1,185
Net cash used in financing activities	(36,279)	(32,857)	(34,912)	(30,685)
Net increase (decrease) in cash	(24,055)	(17,972)	10,405	13,738
Cash, beginning of period	122,443	105,955	87,983	74,245
Cash, end of period	$98,388	$87,983	$98,388	$87,983
Other cash flow information:
Non-cash investing activities:
Capital expenditures accrued but not yet paid	$1	$102	$1	$102
Cash payments:
Income taxes paid	$7,713	$4,395	$27,222	$25,059
Cash dividends on common stock previously restricted for payment of dividend	$-	$-	$-	$22,982

CONTACT:
NIC Inc.
Angela Davied, 913-754-7054
Director of Communications
& Investor Relations
adavied@egov.com